CODE OF BUSINESS CONDUCT
                           Putting Values Into Action


                                     MERISEL







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                                Table of Contents

                                                                         Page

PUTTING THE CODE OF BUSINESS CONDUCT TO WORK                               1
         About the Code of Business Conduct                                1
         Meeting Our Shared Obligations                                    1

RESPONSIBILITY TO OUR ORGANIZATION                                         1
         Conflicts of Interest                                             1
                  Improper Personal Benefits from the Company              2
                  Financial Interests in Other Businesses                  2
                  Business Arrangements With the Company                   2
                  Outside Employment or Activities With a Competitor       2
                  Outside Employment With a Customer or Supplier           2
                  Charitable, Government and Other Outside Activities      2
                  Family Members Working in the Industry                   3
         Corporate Opportunities                                           3
         Entertainment, Gifts and Gratuities                               3
                  Receipt of Gifts and Entertainment                       4
                  Providing Gifts and Entertainment                        4
         Protection and Proper Use of Company Assets                       5
         Company Books and Records                                         5
         Document Retention Policy                                         5
         Intellectual Property                                             6
                  Confidential Information and Trade Secrets               6
                  Trademarks                                               7
                  Copyright Compliance                                     7
                  Intellectual Property Rights of Others                   7
         Computer and Communication Resources                              7
         Insider Trading                                                   8
         Responding to Inquiries from the Press and Others                 9

COMPETING WITH INTEGRITY                                                   9
         Success in the Marketplace                                        9
         Antitrust Laws                                                    9
         Gathering Competitive Information                                10


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RESPONSIBILITY TO OUR PEOPLE                                              11
         Respecting One Another                                           11
         Employee Privacy                                                 11
         Equal Employment Opportunity and Nondiscrimination               11
                  Sexual and Other Forms of Harassment                    12
                  Reporting Responsibilities and Procedures               12
         Environmental Policies                                           12
         Safety in the Workplace                                          13
                  Weapons and Workplace Violence                          13
                  Drugs and Alcohol                                       13

INTERACTING WITH GOVERNMENT                                               14
         Prohibition on Gifts to Government Officials and Employees       14
         Political Contributions and Lobbying Activities                  14
                  Political Contributions and Activities                  14
                  Lobbying Activities                                     14

IMPLEMENTATION OF THE MERISEL CODE OF BUSINESS CONDUCT                    14
         Responsibilities                                                 14
         Seeking Guidance                                                 15
         Reporting Violations                                             15
         Investigations of Violations                                     15
         Discipline for Violations                                        15
         Remember                                                         16

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                  PUTTING THE CODE OF BUSINESS CONDUCT TO WORK

About the Code of Business Conduct

We at Merisel are committed to the highest standards of business conduct in our relationships with each other and with our customers, suppliers, shareholders and others. This means conducting our business in accordance with all applicable laws and regulations, and it also means being committed to following the spirit (and not just the letter) of the law. Merisel's Code of Business Conduct helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. The Code applies to all Company personnel, which includes every officer, director, and Associate.

The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. But that is merely the first step. We also have an obligation to comply with the letter and spirit of the Code and all other Company policies, report violations of the Code and other improper conduct, and know when to ask for guidance when we encounter ethical questions and dilemmas. Our actions should reflect Merisel's values, demonstrate ethical leadership, and promote a work environment that upholds Merisel's reputation for integrity, ethical conduct and trust.

  The way we do business is just as important as the business that we do.


                       RESPONSIBILITY TO OUR ORGANIZATION

Merisel Associates are expected to dedicate their best efforts to Company business and to avoid any conflicts with the interests of Merisel. The Company has great trust and confidence in the conduct of its Associates, and they should at all times act in a manner to preserve that trust and confidence.

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Company's business and to maintain independent judgment, Associates must avoid any activity or personal interest that creates or appears to create a conflict between their interests and the interests of the Company. A conflict of interest arises any time an Associate has two or more duties or interests that are mutually incompatible and may tend to conflict with the proper and impartial discharge of the Associate's duties, responsibilities, or obligations to the Company. Associates should never act in a manner that could cause them to lose their independence and objectivity or that could adversely affect the confidence of our customers, suppliers or fellow Associates in the integrity of the Company or its procedures. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:
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Improper Personal Benefits from the Company. Conflicts of interest arise when an
Associate, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policies and procedures, including any Company loans or guarantees of your personal obligations.

Financial Interests in Other Businesses. Merisel Associates and their immediate families may not have an ownership interest in any other enterprise if that interest compromises or appears to compromise the Associate's loyalty to the Company. For example, Associates may not own an interest in a company that competes with Merisel. Associates may not own an interest in a company that does business with Merisel, such as a Merisel customer or supplier, without the prior written approval of the Chief Executive Officer. Executive officers must obtain the written approval of the Audit Committee of the Board of Directors before making any such investment.) However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to make investments with a total value of no more than one tenth of one percent (0.1%) of the total market capitalization of a company that is listed on a national or international securities exchange.

Business Arrangements with the Company. Without prior written approval from the Chief Executive Officer, Associates may not participate in a joint venture, partnership or other business arrangement with the Company. (Executive officers must obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.)

Outside Employment or Activities With a Competitor. Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests. Associates may not market products or services in competition with the Company's current or potential business activities. It is an Associate's responsibility to consult with the Chief Compliance Officer to determine whether a planned activity will compete with any of the Company's business activities before the Associate pursues the activity in question.

Outside Employment With a Customer or Supplier. Without prior written approval from the Chief Compliance Officer, an Associate may not be a customer or be employed by, serve as a director of or represent a customer of the Company. Similarly, without prior written approval from the Chief Compliance Officer, an Associate may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. (Executive officers must obtain the prior written approval of the Audit Committee of the Board of Directors before participating in such an arrangement.) Nor may an Associate accept money or benefits of any kind as compensation or payment for any advice or services that he or she may provide to a customer, supplier or anyone else in connection with its business with Merisel.

Charitable, Government and Other Outside Activities. The Company encourages all Associates to participate in projects and causes that further the welfare of our local communities. This participation may include serving as a director or trustee of a charitable, not-for-profit, or other entity or running for election or seeking appointment to a government-related position. Associates should take care to make sure that their involvement does not compromise or appear to compromise the Associate's loyalty to the Company.
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Family Members Working in the Industry. Associates may find themselves in a situation where their spouse or significant other, children, parents, or in-laws, or someone else with whom the Associate has a familial relationship is a competitor, supplier or customer of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest

There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of the Associate's responsibilities as a Merisel employee and those of the other person; and the access each person has to their respective employer's confidential information. Such a situation, however harmless it may appear to the Associate, could arouse suspicions among your colleagues that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

To remove any such doubts or suspicions, Associates must disclose their specific situation to the Chief Compliance Officer to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company's interests is sufficiently remote that the Chief Compliance Officer may only remind you to guard against inadvertently disclosing Merisel confidential information and not to be involved in decisions on behalf of Merisel that involve the other company.

For further guidance on Company policy concerning conflicts of interest, please refer to the Merisel Human Resources Policy on Ethics and Conflicts of Interest, a copy of which can be obtained from the Human Resources Department.

Corporate Opportunities

As employees and officers of the Company, we owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Associates may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position or use corporate property, information or position for personal gain. Nor may Associates compete with the Company.

Entertainment, Gifts and Gratuities

When Associates make or are involved in making sourcing, purchasing and other business decisions for the Company, they must make those decisions with uncompromised objectivity of judgment. Associates interacting with any person who has business dealings with Merisel (including vendors, customers, competitors, contractors and consultants) must conduct such activities in the best interest of Merisel, using consistent and unbiased standards. Therefore, we must not give to or accept from any person who has business dealings with Merisel any gifts, favors or other items of value that could give rise or appear to give rise to an obligation on the part of Merisel or the other person or that could appear to influence the purchasing, pricing or other business decisions of the Associate or the other person or that place the Associate in a position to derive any direct or indirect benefit or interest from the other party.
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The type of business that we do at Merisel involves dealing with a wide range of parties, many of whom may consider it standard practice to provide gifts and entertainment as a gesture of appreciation. The giving or receipt of gifts, entertainment or other items of value by any Associate or by members of an Associate's immediate family can potentially be problematic because such acts may be construed as attempts to influence the performance of duties.

         Receipt of Gifts and Entertainment. No Associate or member of an Associate's immediate family may request or ask for gifts, entertainment or any other business courtesies from people doing business with Merisel. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that an Associate is in any way obligated by his or her acceptance of the gift. Gifts that are extravagant in value or unusual in nature should not be accepted. Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor. However, any gift that could give rise or appear to give rise to an obligation on the part of Merisel or the other person or that could appear to influence the business decisions of the Associate or the other person should not be accepted.

         There may be instances when an Associate is required to accompany a vendor or customer on a trip or other outing, and these are acceptable if there is a valid business purpose involved . If Associates are requested to attend an overnight event with a vendor or customer, they must first obtain approval from their manager and vice president.

         Providing Gifts and Entertainment. Associates may not furnish or offer to furnish any gifts, entertainment, meals, compensation, credits or anything of value to any person who has business dealings with Merisel, including vendors, customers and competitors, except when the gift or other item of value (1) is authorized by their vice president, (2) is consistent with the Company's normal policies and (3) is of no more than token value and does not go beyond common courtesies associated with generally accepted business practices and ethics.

         Our suppliers and customers likely have gift and entertainment policies of their own. Associates must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy.

         What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. Associates are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Company business without prior written approval from the Chief Compliance Officer. For more information, see "INTERACTING WITH GOVERNMENT" below.
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         Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited. If an Associate encounters an actual or potential conflict of interest, faces a situation where declining the acceptance of a gift may jeopardize a Company relationship, is requested to pay a bribe or provide a kickback, or encounters a suspected violation of this policy, the Associate must report the situation to the Chief Compliance Officer immediately.


Protection and Proper Use of Company Assets

We each have a duty to safeguard Company assets, including our physical premises and equipment, records, customer information and Company names and trademarks. Company assets should be used for Company business only. Without specific authorization, no Associate may take, loan, sell, damage, or otherwise dispose of any Company property, or use Company property for non-Company purposes. We should also take measures to ensure against theft, damage, and misuse of Company property.

Company Books and Records

Associates must ensure that all Company documents are completed accurately, truthfully, and in a timely manner. When applicable, documents must be properly authorized. Financial activities are to be recorded in compliance with all applicable laws and proper accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. Associates must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Document Retention Policy

In the course of its business, the Company produces and receives large numbers of documents. Numerous laws require the retention of certain Company documents for various periods of time. The Company is committed to compliance with all laws and regulations relating to the preservation of records. Merisel's Corporate Record Retention Policy sets forth the Company's policies and procedures relating to records preservation, a copy of which can be obtained from the Legal Department. Pursuant to the terms of that Policy, under no circumstances are records to be destroyed selectively or to be maintained outside corporate premises or designated storage facilities.

If the existence of a subpoena or an impending government investigation or litigation is known or reported to an Associate, they should immediately contact the Legal Department. The Associate must retain ALL records that may be responsive to the subpoena or pertain to the investigation or litigation, regardless of the requirements of the Record Retention Policy, until advised by the Legal Department as to how to proceed. Associates must not destroy any such records in their possession or control. Associates must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages).

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Destruction of such records, even if inadvertent, could seriously prejudice the
Company. Any questions regarding whether a document pertains to an investigation or may be responsive to a subpoena should be directed to the Legal Department before disposing of that document.

Intellectual Property

Confidential Information and Trade Secrets. All Associates may learn, to a greater or lesser degree, facts about the Company's business, plans, operations or "secrets of success" that are not known to the general public or to competitors. Sensitive information such as customer lists, the terms offered or prices charged to particular customers, and marketing or strategic plans are examples of the Company's confidential information or trade secrets. Similarly, during the course of performing their responsibilities, Associates may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, which the Company is usually under an obligation to maintain as confidential. Such information is to be treated as Company confidential information.

Associates who possess or have access to confidential information or trade secrets must:

o Not use the information for their own benefit or the benefit of persons outside of Merisel.

o Carefully guard against disclosure of that information to people outside the Company. Associates should not discuss such matters with family members or business or social acquaintances or in places where they may be overheard, such as taxis, elevators or restaurants.

o Ensure that all such information is marked "Confidential," "Proprietary" or with a similar notation. This is generally the responsibility of the Associate who creates the document containing such information.

o Maintain confidential information and trade secrets under password protection or in a secure place, or under their direct supervision when in use.

o Not disclose confidential information to another Merisel Associate unless the Associate needs the information to carry out business responsibilities.

Confidentiality Agreements are commonly used when Merisel needs to disclose confidential information to vendors, consultants, joint venture participants, or others. A Confidentiality Agreement puts the person receiving Company confidential information on notice that he or she must maintain the secrecy of such information, or face legal consequences. If, in doing business with persons not employed by the Company, Associates foresee that they may need to disclose Company confidential information, they should call the Legal Department and discuss the utility of entering into a Confidentiality Agreement.

Associates' obligation to treat information as confidential does not end if and when they leave the Company. In accordance with the terms of their employment agreements, Associates must return to Merisel all documents and other materials containing Company confidential information upon termination of their

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employment. Associates must not disclose confidential information to a new employer or to others after ceasing to be a Company employee.

Trademarks. The Company's logos and the name Merisel are examples of Company trademarks. Each Associate is responsible for using Company trademarks properly and advising senior management or the Legal Department of infringements by others. Similarly, the trademarks of third parties must not be used without first obtaining approval from the Legal Department.

Copyright Compliance. Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of Merisel's policy to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted. Making unauthorized copies or derivative works may subject both the Associate and the Company to substantial civil and criminal penalties.

Merisel licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. Associates may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the Legal Department.

Intellectual Property Rights of Others. It is the policy of the Company not to infringe knowingly upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on Company website(s) or operating a software program on a personal computer, Associates must ensure that the use of the trademarks, copyrighted materials and other intellectual property of others is done properly and with permission. Associates must not disclose to the Company or be asked by the Company to reveal confidential, proprietary or trade secret information of others, including former employers.

Computer and Communication Resources

The Company's computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to Associates and the Company. It is extremely important that Associates take all necessary measures to ensure the security of their computers and any computer or voicemail passwords. All sensitive, confidential or restricted electronic information must be password-protected or access to such information should be subject to security authorization. If an Associate has any reason to believe that their password or the security of a Company computer or communication resource has in any manner been compromised, they must change their password immediately and report the incident to their manager and the IT Department.

Associates should be aware that at all times when they are using Company resources to send e-mail, voicemail or to access Internet services, they are acting as a representative of the Company, and their use of these resources may reflect poorly on the Company, damage its reputation, and expose them and the Company to legal liability. All e-mail, voicemail and personal and other files generated by or stored on Company computers are Company property dedicated to business purposes, and Associates should therefore have no expectation of

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personal privacy in connection with these resources. The fact that Associates use a password to access their e-mail or computer files does not give them any right of privacy. The Company may, from time to time and at its sole discretion, review any computer files generated by or stored on a Merisel computer and any messages sent or received using Merisel's computer and communication resources, including deleted messages and files.

Associates should not use Company resources in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, Associates should not transmit comments, language, images or other files that they would be embarrassed to have read by any person. Associates should remember that their "private" e-mail messages are easily forwarded to a wide audience. In addition, Associates should not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each Associate having to sort and read through his or her own e-mail.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to sexual harassment, privacy, copyrights, trademarks, trade secrets and other intellectual property considerations.

For further guidance on the Company's policy concerning use of Company computer and communication resources, please refer to Merisel's Human Resources Policies on (1) Use of Computing Systems and Networks/Internet Usage and (2) Electronic Mail, copies of which can be obtained from the Human Resources Department.

Insider Trading

It is prohibited by Company policy and the law for any Associate to buy or sell securities of the Company at a time when in possession of "material nonpublic information." This conduct is known as "insider trading." Passing such information on to someone who may buy or sell securities - known as "tipping" - is also illegal. The prohibition applies to Company securities and to securities of other companies if an Associate learns material, nonpublic information about other companies in the course of their duties for the Company.

Information is deemed to be "material" if it could influence an investor's decision to buy, sell or hold a stock or affect the market for that stock. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, and important regulatory, judicial or legislative actions.

Information is considered to be nonpublic unless it has been adequately disclosed to the public and sufficient time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of two business days is generally considered a sufficient period

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for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex transactions.

Associates should not disclose inside information to anyone, including co-workers, unless the person receiving the information has a legitimate, business-related need to know. Associates that leave Merisel must maintain the confidentiality of inside information until it has been adequately disclosed to the public. If there is any question as to whether information regarding the Company or another company with which we have dealings is material or has been adequately disclosed to the public, Associates should contact the Legal Department.

For further guidance on the Company's policy prohibiting insider trading, please refer to the Merisel Insider Trading Policy, a copy of which can be obtained from the Legal Department.

Responding to Inquiries from the Press and Others

Merisel Associates who are not official Company spokespersons may not speak with the press as a Merisel representative unless specifically authorized to do so. Requests for financial or other information about the Company from the media, the press, the financial community or the public should be referred to Investor Relations. Requests for information from regulators or the government should be referred to the Legal Department.

If an Associate hears a rumor pertaining to Merisel or to industry developments that could affect the Company, they should contact Investor Relations, the Chief Financial Officer or the Chief Executive Officer.

Merisel's Chief Financial Officer will oversee the issuance of all press releases. Associates that wish to request the issuance of a press release should contact that individual.


                            COMPETING WITH INTEGRITY

Success in the Marketplace

To achieve a sustainable record of success, the Company must depend on its reputation for quality, service and integrity. The way we deal with our customers, competitors and suppliers molds our reputation, builds long-term trust and ultimately determines our success. The Company is committed to a policy of vigorous and lawful competition that is based on the merits of our products and services. We seek to maintain the trust of our customers, competitors and suppliers by conducting business in a fair and ethical manner.

Antitrust Laws

The Company's activities are subject to antitrust and trade regulation statutes, which govern how we interact with our competitors, customers and suppliers. It is important for us to know these laws and regulations and make sure we are in full compliance with them. Some of the most serious offenses in this area

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involve agreements between competitors to fix prices, limit the availability of products or services, or allocate customers, territories or markets. Any such agreement, whether formal or informal, may be unlawful and is prohibited by Company policy.

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can -- and do -- infer agreements based on "loose talk," informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor's representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct.

Merisel Associates should take care to avoid unnecessarily involving themselves in situations from which an unlawful agreement may be inferred. For that reason, contacts with competitors should be kept to a minimum. Associates must notify the Legal Department before joining any associations that bring competitors together. Associates must be particularly careful when participating in such association meetings or other such gatherings. All contacts with competitors should be conducted as if they were completely in the public view.

Failure to comply with the antitrust laws could subject the individuals involved to criminal fines and jail terms, and the Company to criminal fines, large civil penalties and treble damages. Associates should consult the Legal Department with any questions or concerns regarding the antitrust laws and how they are applied.

Gathering Competitive Information

It is entirely proper for us to gather information about the marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, Associates should abide by the following guidelines:

o We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers (as long as those conversations are not likely to suggest that we are attempting to (a) conspire with our competitors, using the customer as a messenger, or (b) gather information in breach of a client's nondisclosure agreement with a competitor or through other wrongful means).

o We should never misrepresent our identity when attempting to collect competitive information.

o We must never attempt to acquire a competitor's trade secrets or other proprietary information through unlawful means, such as theft, spying, disclosures by competitors' past or present employees, or breach of a competitor's nondisclosure agreement by a client or other person.
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o             If there is any indication that information an Associate has obtained was not lawfully received by the party in possession, they should refuse to accept it. If Associates receive any competitive information anonymously or that is marked confidential, they should contact the Legal Department immediately.

The improper gathering or use of competitive information could subject Associates and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, Associates should contact the Legal Department.


                          RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All Associates want and deserve a work place where they are respected and appreciated. Everyone who works for Merisel is expected to contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Employee Privacy

We respect the privacy and dignity of all individuals. We will acquire and retain only that personal information that is necessary for our effective operation or required by law. We limit access to such information to those who have an appropriate need to know, and we will comply with all applicable laws regarding disclosure of personal information.

Associates should have no expectation of privacy with respect to their workspaces. There may be times when appropriate Company personnel access workspaces for the safety of others or when otherwise deemed appropriate in the judgment of Merisel management. Associates should also have no expectation of privacy in connection with e-mail, voicemail and personal files stored on Company computers. See "RESPONSIBILTY TO OUR ORGANIZATION - Computer and Communication Resources" above.

Equal Employment Opportunity and Nondiscrimination

Merisel is an equal opportunity employer in hiring and promoting practices, benefits and wages. We will not tolerate discrimination against any person on the basis of race, religion, color, sex, age, marital status, national origin, sexual orientation, citizenship, disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

Merisel Associates are expected to treat all other Associates and all Merisel customers, suppliers and others with respect and dignity. The use of

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discriminatory slurs or any other remarks, jokes or conduct that encourages or permits an offensive or hostile work environment is absolutely prohibited.

For further guidance on the Company's policy concerning nondiscrimination and equal employment opportunity, please refer to the Merisel Human Resources Policies on Equal Employment Opportunity and the Americans With Disabilities Act, copies of which can be obtained from the Human Resources Department.

Sexual and Other Forms of Harassment. Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. Merisel will not tolerate harassing conduct based on any impermissible classification, including but not limited to race, color, religion, gender, national origin, age, disability, veteran status or citizenship. Harassing conduct can include, but is not limited to, epithets, slurs, or negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that denigrates or shows hostility or aversion toward an individual or group.

Sexual harassment, which is prohibited by Company policy as well as federal and state laws, includes linking a person's submission to, or rejection of, sexual advances to any decision regarding that person's terms or conditions of employment. It also includes conduct that has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive work environment. This can be characterized by unwelcome sexual advances, verbal conduct of a sexual nature, physical conduct such as unnecessary or offensive touching or impeding or blocking movement, or the display of sexually suggestive objects or pictures.

Reporting Responsibilities and Procedures. If an Associate believes that they have been subjected to harassment of any kind or any other type of unlawful discrimination, they should promptly report the incident to their supervisor, the harasser's supervisor, any other supervisor or the Human Resources Department. If the Associate feels comfortable doing so, they may also wish to confront the offender or offenders and state that the conduct is unacceptable and must stop. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible.

For further guidance on the Company's policy prohibiting harassment, please refer to the Merisel Human Resources Policy on Harassment and the section of the Associate Handbook relating to Harassment, copies of which can be obtained from the Human Resources Department. It's important to remember that, regardless of legal definitions, Merisel expects Associates to interact with each other in a professional and respectful manner.

Environmental Policy

We each have an obligation to carry out all Company activities in ways that preserve and promote a clean, safe and healthy environment. Associates are expected to strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

The consequences of failing to adhere to environmental laws could be serious. The Company, as well as individual Associates and officers, may be liable not

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only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. We must make every effort to prevent violations from occurring, to report them to the Corporate Compliance Officer, and to correct promptly any that do occur despite our best efforts.

Safety in the Workplace

We consider the safety and security of Associates to be of primary importance. Accordingly, Associates are responsible for maintaining facilities free from recognized hazards and obeying all Company safety rules as well as safety statutes and regulations. Working conditions should also be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Associates are required to operate equipment in a safe manner with all safety devices in place and wear personal protective equipment in any area where it is required. Associates should immediately report to their supervisors any injuries, no matter how minor, as well as any violations of health and safety policies, laws or regulations and any unsafe or unhealthful conditions. Health and safety information must be accurately recorded.

For further guidance on the Company's policy concerning health and safety, please refer to the Merisel Human Resources Policy on Health and Safety, a copy of which can be obtained from the Human Resources Department.

Weapons and Workplace Violence. No Associate may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not Associates are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to the Associate's supervisor immediately. For further guidance on the Company's policy concerning weapons and workplace violence, please refer to the Merisel Human Resources Policy on Weapons in the Workplace, a copy of which can be obtained from the Human Resources Department.

Drugs and Alcohol. Merisel intends to maintain a drug-free work environment. Accordingly, being under the influence of alcohol or illegal drugs and the sale, use, possession, manufacture, or distribution of any illegal drugs or controlled substances on Company property or Company time are strictly prohibited. In addition, the misuse or abuse of legal substances, including, but not limited to, prescription or nonprescription medication, while on Company property or performing Company business is prohibited. Associates are required to inform their supervisors if they are taking any medication that may impair their ability to perform their job or put their own or others' safety at risk.

The Company provides assistance to Associates who seek help in coping with a drug or alcohol problem through its Employee Assistance Program and through referrals to treatment and rehabilitation programs. The Company will not take disciplinary action against any Associate simply for seeking assistance under these programs. However, seeking assistance through treatment and rehabilitation programs will not insulate an Associate from discipline for violations of this

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Code and the Company's policies. For further guidance on the Company's policy concerning drugs and alcohol, please refer to Merisel's Human Resources Policy on a Drug-Free Workplace, a copy of which can be obtained from the Human Resources Department.

                           INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees. The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and employees. Associates must obtain pre-approval from the Legal Department before providing any gift, meal, or anything of value to a government official or employee.

Political Contributions and Lobbying Activities

Political Contributions and Activities. Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in advance by the Legal Department.

Associates' work time may be considered the equivalent of a contribution by the Company. Therefore, Associates will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse any Associates, in any form, for a political contribution that these persons intend to make or have made.

Lobbying Activities. Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, "lobbying" includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, Associates must notify the Legal Department before engaging in any activity on behalf of the Company that might be considered "lobbying" as described above.


             IMPLEMENTATION OF THE MERISEL CODE OF BUSINESS CONDUCT

Responsibilities

While each Associate is individually responsible for putting the Code to work, they need not "go it alone." Merisel has a number of resources, people and processes in place to answer questions and guide Associates through difficult decisions.

The Chief Financial Officer has been designated as the Company's Chief Compliance Officer. In that role, he has the responsibility, reporting directly to the Company's Chief Executive Officer, to oversee and monitor compliance with

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the Code. The Corporate Compliance Officer will report periodically to the
Company's Audit Committee regarding the establishment, implementation and enforcement of the Code and other program elements.

Seeking Guidance

This Code cannot provide definitive answers to all questions. Associates are encouraged to seek guidance when uncertain as to the appropriate course of conduct in adhering to the Company's high standards. In most instances, Associates should bring questions concerning the Code to the attention of their supervisor or the Company's Legal Department.

Copies of this Code are available from the Human Resources Department and should be provided to persons or entities retained and authorized to act on behalf of Merisel in areas to which the Code is applicable. A statement of compliance with the Code of Business Conduct must be signed annually by all Merisel Associates.

Reporting Violations

If an Associate knows of or suspects a violation of applicable laws or regulations, the Code, or the Company's related policies, or any unethical behavior, they must immediately report that information to their supervisor, higher levels of management, the individuals or offices identified in the section above, or to the Company's hotline, discussed below. No person reporting a suspected violation will be subject to retaliation because of a good faith report.

Investigations of Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and Associates that act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

Discipline for Violations

Merisel intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code of Business Conduct and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Associates who violate this Code and other Company policies and procedures may be subject to disciplinary actions, up to and including discharge. In addition, disciplinary measures, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not move promptly to correct them in accordance with Company policies.



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Remember

Ultimate responsibility to ensure that Merisel as a company complies with the laws and ethical standards affecting our business rests with each Associate. Associates must become familiar with and conduct themselves strictly in compliance with such laws and ethical standards and the Company's policies and guidelines pertaining to them.